Exhibit 99.1

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

NEWS RELEASE —November 23, 2004

Contact: Ken Golden Manager, Public Relations Deere & Company 309-765-5678

DEERE POSTS RECORD RESULTS FOR QUARTER AND YEAR

•      Full-year earnings of $1.406 billion are more than twice level of 2003

•      Strong incremental margins in equipment operations

•      Further increase in sales and profit forecast for 2005

MOLINE, Illinois (November 23, 2004) — Deere & Company today announced worldwide net income of $356.7 million, or $1.41 per share, for the fourth quarter ended October 31, compared with net income for the same period last year of $70.6 million, or $.27 per share. For the full year, net income was $1.406 billion, or $5.56 per share, versus $643.1 million, or $2.64 per share, last year.

Worldwide net sales and revenues grew 32 percent to $5.207 billion for the fourth quarter, and increased 29 percent to $19.986 billion for the year. Net sales of the equipment operations were $4.612 billion for the quarter and $17.673 billion for the year, compared with $3.375 billion and $13.349 billion for the periods last year.

Stronger market conditions, combined with a focus on building a better business, have been responsible for much of the company’s success this year, said Robert W. Lane, chairman and chief executive officer. “We are winning new customers with exceptional products and services, while producing the kind of financial results that will reward investors over the long run.”

Summary of Operations

The company’s equipment divisions generated higher sales for both the quarter and full year primarily due to increased shipments. Equipment sales in the U. S. and Canada rose 39 percent for the quarter and 33 percent for the year. Outside the U.S. and Canada, sales increased by 25 percent for the quarter and 20 percent for the year, excluding currency translation, and by 32 percent and 30 percent, respectively, on a reported basis.

Company equipment operations reported operating profit of $449 million for the quarter and $1.905 billion for the year, compared with $39 million and $708 million last year.  For both periods, the operating-profit improvement was primarily due to increased shipments and price realization. The improvement in operating profit was partially offset by a larger provision for employee bonuses and higher raw-material costs. The larger bonus provision was driven by strong SVA, or Shareholder Value Added, performance in the equipment operations. (For more on SVA, see the supplemental schedule in Other Financial Information.)

Deere’s asset-management efforts are continuing to yield positive results, especially in light of the strong increase in sales. Trade receivables and inventories at the end of the year were $5.206 billion, or 29 percent of fiscal-year sales, compared with $3.985 billion a year ago, which was equal to 30 percent of sales.

Financial services operations reported net income of $88.2 million for the quarter and $309.2 million for the year, versus $89.0 million and $329.7 million for the respective periods last year. The decline in net income for the year was primarily due to higher administrative costs, lower credit margins and increased medical-claims costs.

During the year, the company contributed approximately $1.5 billion to its core U.S. pension plans. Net of the after-tax impact of these contributions, cash flow from operations for 2004 totaled about $1.2 billion.

Company Outlook

As a result of the factors and conditions outlined below, company equipment sales for 2005 are expected to increase by 2 to 7 percent with net income forecast to be around $1.5 billion. First-quarter equipment sales are currently forecast to be up 20 to 25 percent in comparison with the same period last year. Production levels are expected to increase by 11 to 13 percent for the quarter. Consolidated net income for first-quarter 2005 is forecast to be in a range of $200 million to $225 million.

Beyond the ongoing impact of the company’s business-improvement efforts, a positive customer response to John Deere products is expected to continue driving performance in 2005. “We remain focused on offering innovative products and services, while introducing our brand to a wider global audience,” said CEO Lane. “We’re confident our efforts to build – and grow – a great business are well on track and will produce strong results in 2005 and the years beyond.”

Divisional Performance

•      Agricultural Equipment. Division sales increased 35 percent for the quarter and 31 percent for the full year. The sales increase for the quarter and the year was mainly due to higher shipments, reflecting strong retail demand, improved price realization and the impact of currency translation. Operating profit was $267 million for the quarter and $1.072 billion for the year, compared with $8 million and $329 million last year. The operating-profit improvements were primarily driven by higher worldwide sales, efficiencies related to stronger production volumes, and improved price realization, partially offset by a larger provision for performance bonuses and increased raw-material costs.

•      Commercial & Consumer Equipment.  Sales were up 10 percent for the quarter and 16 percent for the year. The division had an operating loss of $12 million for the quarter and operating profit of $246 million for the year versus an operating loss of $10 million and operating profit of $227 million for the respective periods last year. The fourth-quarter operating loss increased primarily due to higher raw-material costs as well as a larger performance-bonus provision related to overall enterprise profitability. Partially offsetting these factors was the impact of higher sales volume. Full-year operating profit improved primarily due to higher sales and production volumes, partially offset by an increase in the performance-bonus provision in addition to higher costs for freight and raw materials.

•      Construction & Forestry.  Division sales rose 65 percent for the quarter and 54 percent for the year reflecting strong activity at the retail level. Operating profit improved to $194 million for the quarter and $587 million for the year, compared with $41 million and $152 million last year. The increases were mainly a result of higher sales, efficiencies related to stronger production volumes, and improved price realization, partially offset by a larger performance-bonus provision and higher raw-material costs. Full-year results included a $30 million pretax gain from the sale of an equipment-rental company.

•      Credit.  Deere’s credit operations generated net income of $83.1 million for the quarter and $306.2 million for the year, compared with $83.1 million and $310.5 million, respectively, last year. Having a favorable impact on results for the quarter was a lower provision for credit losses, reflecting solid portfolio quality. Offsetting the lower provision were lower margins, lower gains on retail-note sales and an increase in administrative costs, partly related to a higher provision for performance bonuses in connection with overall-enterprise profitability. Net income for the year was lower mainly due to higher administrative costs and lower margins, partially offset by a lower provision for credit losses.

•      Health Care. Deere’s health-care business reported net income of $5.2 million for the quarter and $3.1 million for the year. This was in comparison with net income of $5.9 million and $19.3 million for the same periods last year. Lower net income for the year was primarily attributable to increased medical-claims costs and a higher performance-bonus provision related to overall-enterprise profitability.

Divisional Market Conditions & Outlook

•      Agricultural Equipment. On a worldwide basis, sales of John Deere agricultural equipment are forecast to be up 2 to 5 percent for the year. Despite a downturn in commodity prices, U.S. farmers are benefiting from record production of corn and soybeans. In addition, the livestock and dairy sectors are strong and government payments are expected to increase substantially in 2005. As a result, U.S. farm-cash receipts are forecast to be about the same as 2004’s record level. Given these conditions, Deere expects industry retail sales in the U.S. and Canada to be up about 5 percent for fiscal 2005 in comparison with the very strong levels of the prior year.

In other parts of the world, industry retail sales in Western Europe are forecast to be flat to down 5 percent for the year. Farmers in the region have benefited from a good harvest this fall; however, they are expected to see little change in income as a result of lower grain prices, higher input costs and flat government-support payments. In South America, industry sales are forecast to be down 10 to 20 percent on the basis of lower commodity prices, increased input costs and a weaker U.S. dollar.

•      Commercial & Consumer Equipment. Sales of John Deere commercial and consumer equipment are expected to increase 2 to 5 percent for the year with help from new models of compact tractors, an updated utility-vehicle line, and higher sales of commercial-mowing equipment.

•      Construction & Forestry.  Markets are expected to be supported in the coming year by moderate economic growth, relatively low interest rates and a favorable level of housing starts. In this environment, sales of construction and forestry equipment are expected to see further growth as contractors and rental operations continue to replenish their fleets. As a result, division sales are forecast to be up 6 to 9 percent for the year.

•      Financial Services.  Although Deere’s credit operations are expected to benefit from further growth in the loan portfolio, net income for 2005 is forecast to be down primarily due to increased leverage in the portfolio. The credit division is expected to report net income of around $280 million for the year. In its health-care operations, Deere expects net income of about $15 million for 2005 as a result of an improved underwriting margin.

* * *

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $69.2 million for the quarter and $270.6 million for the year, compared with net income of $70.9 million and $280.5 million last year.  The lower results for the quarter and year were primarily due to lower margins and an increase in administrative costs, partly related to a higher provision for performance bonuses in connection with overall-enterprise profitability. Partially offsetting these factors was a lower provision for credit losses, reflecting solid portfolio quality.

Net receivables and leases financed by JDCC were $13.230 billion at October 31, 2004, compared with $11.856 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $16.282 billion at October 31, 2004, compared with $14.451 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence, including worldwide demand for agricultural products, world grain stocks, the growth of non-food uses for some crops, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), weather and soil conditions, real estate values, available acreage for farming, the land ownership policies of various governments, the level, complexity and distribution of government farm programs, international reaction to such programs, animal diseases (including bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), harvest yields, availability of transport for crops and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment (“C&CE”) segment include general economic conditions in C&CE markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, spending on behalf of municipalities and golf courses, and weather conditions.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of the global markets in which the Company operates; production and technological difficulties, including capacity and supply constraints, and prices, including supply commodities such as steel and rubber; oil and energy prices and supplies; the availability and cost of freight; monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; investor sentiment; inflation and deflation rates, interest rate levels and foreign currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  Company results are also affected by changes in market values of investment assets and the level of interest rates, which impact postretirement benefit costs, and significant changes in health care costs.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s other filings with the Securities and Exchange Commission.

Fourth Quarter and 2004 Press Release

(millions of dollars and shares except per share amounts)

	Three Months Ended October 31				Twelve Months Ended October 31
	2004	2003		% Change	2004	2003		% Change
Net sales and revenues:
Agricultural equipment net sales	$2,664	$1,968	***	+35	$9,717	$7,390	***	+31
Commercial and consumer equipment net sales	745	676		+10	3,742	3,231		+16
Construction and forestry net sales	1,203	731		+65	4,214	2,728		+54
Total net sales *	4,612	3,375		+37	17,673	13,349		+32
Credit revenues	330	339		-3	1,276	1,347		-5
Other revenues	265	225		+18	1,037	839		+24
Total net sales and revenues *	$5,207	$3,939		+32	$19,986	$15,535		+29

Operating profit (loss): **
Agricultural equipment	$267	$8	***		$1,072	$329	***	+226
Commercial and consumer equipment	(12)	(10)		+20	246	227		+8
Construction and forestry	194	41		+373	587	152		+286
Credit	127	124		+2	466	474		-2
Other	8	8	***		5	30	***	-83
Total operating profit *	584	171		+242	2,376	1,212		+96
Interest, corporate expenses and income taxes	(227)	(100)		+127	(970)	(569)		+70
Net income	$357	$71		+403	$1,406	$643		+119

Per Share:
Net income - basic	$1.44	$.29		+397	$5.69	$2.68		+112
Net income - diluted	$1.41	$.27		+422	$5.56	$2.64		+111

*              Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,410	$1,072	+32	$5,340	$4,100	+30
Operating profit	$128	$33	+288	$621	$322	+93

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**           Operating profit is income before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses.  However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

***         Beginning in fiscal 2004, the special technologies group’s segment results were transferred from the other operations to the agricultural equipment operations due to changes in internal reporting.  The other operations now represent primarily the health care operations along with certain miscellaneous service operations added in 2004.  The 2003 fourth-quarter and fiscal year results of these operations were restated for net sales of $11 million and $41 million and operating losses of $.5 million and $8 million, respectively, related to the special technologies group.  This had no effect on the total net sales and operating profit.

	October 31, 2004	October 31, 2003
Consolidated:
Trade accounts and notes receivable - net	$3,207	$2,619
Inventories	$1,999	$1,366

Average shares outstanding - basic	247.2	240.2
Average shares outstanding - diluted	253.1	243.3

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2004 and 2003
(In millions of dollars except per share amounts)

	2004	2003
Net Sales and Revenues
Net sales	$4,611.7	$3,375.0
Finance and interest income	314.8	318.3
Health care premiums and fees	196.0	173.8
Other income	84.4	72.3
Total	5,206.9	3,939.4

Costs and Expenses
Cost of sales	3,533.5	2,774.9
Research and development expenses	172.6	172.1
Selling, administrative and general expenses	575.9	513.8
Interest expense	149.5	153.6
Health care claims and costs	159.8	140.6
Other operating expenses	90.5	87.1
Total	4,681.8	3,842.1

Income of Consolidated Group Before Income Taxes	525.1	97.3
Provision for income taxes	166.2	32.3
Income of Consolidated Group	358.9	65.0

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.2
Other	(2.4)	5.6
Total	(2.2)	5.6

Net Income	$356.7	$70.6

Per Share:
Net income - basic	$1.44	$.29
Net income - diluted	$1.41	$.27

See Notes to Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2004 and 2003
(In millions of dollars except per share amounts)

	2004	2003
Net Sales and Revenues
Net sales	$17,673.0	$13,349.1
Finance and interest income	1,195.7	1,275.6
Health care premiums and fees	766.2	664.5
Other income	351.2	245.4
Total	19,986.1	15,534.6

Costs and Expenses
Cost of sales	13,567.5	10,752.7
Research and development expenses	611.6	577.3
Selling, administrative and general expenses	2,117.4	1,744.2
Interest expense	592.1	628.5
Health care claims and costs	650.3	536.1
Other operating expenses	333.5	324.5
Total	17,872.4	14,563.3

Income of Consolidated Group Before Income Taxes	2,113.7	971.3
Provision for income taxes	708.5	336.9
Income of Consolidated Group	1,405.2	634.4

Equity in Income of Unconsolidated Affiliates
Credit	.6	.2
Other	.3	8.5
Total	.9	8.7

Net Income	$1,406.1	$643.1

Per Share:
Net income - basic	$5.69	$2.68
Net income - diluted	$5.56	$2.64

See Notes to Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2004 and 2003

(In millions of dollars)

	2004	2003
Assets
Cash and cash equivalents	$3,181.1	$4,384.5
Marketable securities	246.7	231.8
Receivables from unconsolidated affiliates	17.6	303.2
Trade accounts and notes receivable - net	3,206.9	2,619.3
Financing receivables - net	11,232.6	9,974.2
Other receivables	663.0	428.3
Equipment on operating leases - net	1,296.9	1,381.9
Inventories	1,999.1	1,366.1
Property and equipment - net	2,161.6	2,075.6
Investments in unconsolidated affiliates	106.9	195.5
Goodwill	973.6	872.1
Other intangible assets - net	21.7	252.9
Prepaid pension costs	2,493.1	62.6
Other assets	515.4	534.3
Deferred income taxes	528.1	1,476.1
Deferred charges	109.7	99.6
Total Assets	$28,754.0	$26,258.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$3,457.5	$4,347.2
Payables to unconsolidated affiliates	142.3	87.8
Accounts payable and accrued expenses	3,973.6	3,105.5
Health care claims and reserves	135.9	94.1
Accrued taxes	179.2	226.5
Deferred income taxes	62.6	30.7
Long-term borrowings	11,090.4	10,404.2
Retirement benefit accruals and other liabilities	3,319.7	3,959.9
Total liabilities	22,361.2	22,255.9
Stockholders’ equity	6,392.8	4,002.1
Total Liabilities and Stockholders’ Equity	$28,754.0	$26,258.0

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2004 and 2003
(In millions of dollars)

	2004	2003
Cash Flows from Operating Activities
Net income	$1,406.1	$643.1
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	51.4	106.8
Provision for depreciation and amortization	621.0	631.4
Undistributed earnings of unconsolidated affiliates	20.7	(5.5)
Provision for deferred income taxes	385.0	33.1
Changes in assets and liabilities:
Receivables	(477.8)	182.3
Inventories	(293.7)	84.1
Accounts payable and accrued expenses	872.7	(184.9)
Other	(1,422.9)	45.3
Net cash provided by operating activities	1,162.5	1,535.7

Cash Flows from Investing Activities
Collections of receivables	10,233.6	9,077.6
Proceeds from sales of financing receivables	2,333.6	1,941.0
Proceeds from maturities and sales of marketable securities	66.7	76.4
Proceeds from sales of equipment on operating leases	444.4	514.5
Proceeds from sales of businesses	90.6	22.5
Cost of receivables acquired	(13,628.2)	(11,576.8)
Purchases of marketable securities	(79.6)	(118.2)
Purchases of property and equipment	(363.8)	(309.6)
Cost of operating leases acquired	(571.1)	(473.7)
Acquisitions of businesses, net of cash acquired	(192.9)	(10.6)
Increase in receivables with unconsolidated affiliates	(68.7)	(6.8)
Other	(.1)	(32.4)
Net cash used for investing activities	(1,735.5)	(896.1)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(356.0)	126.9
Proceeds from long-term borrowings	2,189.5	3,312.9
Principal payments on long-term borrowings	(2,312.7)	(2,542.7)
Proceeds from issuance of common stock	250.8	174.5
Repurchases of common stock	(193.1)	(.4)
Dividends paid	(246.6)	(210.5)
Other	(.4)	(1.8)
Net cash provided by (used for) financing activities	(668.5)	858.9

Effect of Exchange Rate Changes on Cash	38.1	71.1

Net Increase (Decrease) in Cash and Cash Equivalents	(1,203.4)	1,569.6
Cash and Cash Equivalents at Beginning of Period	4,384.5	2,814.9
Cash and Cash Equivalents at End of Period	$3,181.1	$4,384.5

See Notes to Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)    Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2004	2003	2004	2003

Dividends declared	$.28	$.22	$1.06	$.88
Dividends paid	$.28	$.22	$1.00	$.88

(2)    The calculation of basic net income per share is based on the average number of shares outstanding.  During the twelve months ended October 31, 2004 and 2003, the average shares outstanding were 247.2 million and 240.2 million, respectively.  The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.  The average potential shares outstanding on a diluted basis during the twelve months ended October 31, 2004 and 2003 were 253.1 million and 243.3 million, respectively.

(3)    Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2004	2003	2004	2003

Net income	$356.7	$70.6	$1,406.1	$643.1

Other comprehensive income (loss), net of tax:

Change in minimum pension liability adjustment	1,020.8	(45.9)	1,020.8	(45.9)

Change in cumulative translation adjustment	92.3	50.7	88.3	213.9

Unrealized gain on investments	2.4	5.8	.2	5.8

Unrealized gain on derivatives	2.2	17.4	16.0	24.6

Comprehensive income	$1,474.4	$98.6	$2,531.4	$841.5

(4)    The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” (Deere & Company with Financial Services on the Equity Basis) include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental consolidating “Financial Services” data in Note 5 include primarily Deere & Company’s credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2004 and 2003
(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2004	2003	2004	2003
Net Sales and Revenues
Net sales	$4,611.7	$3,375.0
Finance and interest income	26.2	20.6	$348.8	$353.9
Health care premiums and fees			200.6	178.4
Other income	57.1	42.1	34.7	41.8
Total	4,695.0	3,437.7	584.1	574.1

Costs and Expenses
Cost of sales	3,537.2	2,778.6
Research and development expenses	172.6	172.1
Selling, administrative and general expenses	468.8	392.7	109.0	122.7
Interest expense	48.0	54.6	112.7	105.3
Interest compensation to Financial Services	49.0	49.9
Health care claims and costs			159.8	140.6
Other operating expenses	29.0	24.6	67.8	73.3
Total	4,304.6	3,472.5	449.3	441.9

Income (Loss) of Consolidated Group Before Income Taxes	390.4	(34.8)	134.8	132.2
Provision (credit) for income taxes	119.5	(10.9)	46.8	43.3
Income (Loss) of Consolidated Group	270.9	(23.9)	88.0	88.9

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	83.1	83.1	.2
Other	2.7	11.4		.1
Total	85.8	94.5	.2	.1

Net Income	$356.7	$70.6	$88.2	$89.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Years Ended October 31, 2004 and 2003
(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2004	2003	2004	2003
Net Sales and Revenues
Net sales	$17,673.0	$13,349.1
Finance and interest income	83.2	77.6	$1,353.7	$1,424.0
Health care premiums and fees			784.8	683.1
Other income	236.1	145.3	154.3	145.3
Total	17,992.3	13,572.0	2,292.8	2,252.4

Costs and Expenses
Cost of sales	13,582.3	10,767.5
Research and development expenses	611.6	577.3
Selling, administrative and general expenses	1,647.6	1,284.7	477.1	466.3
Interest expense	205.0	217.6	423.3	437.2
Interest Compensation to Financial Services	205.1	199.6
Health care claims and costs			650.3	536.1
Other operating expenses	97.7	57.8	271.4	309.0
Total	16,349.3	13,104.5	1,822.1	1,748.6

Income of Consolidated Group Before Income Taxes	1,643.0	467.5	470.7	503.8
Provision for income taxes	546.4	162.4	162.1	174.5
Income of Consolidated Group	1,096.6	305.1	308.6	329.3

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	306.2	310.5	.6	.2
Other	3.3	27.5		.2
Total	309.5	338.0	.6	.4

Net Income	$1,406.1	$643.1	$309.2	$329.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
As of October 31, 2004 and 2003
(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2004	2003	2004	2003
Assets
Cash and cash equivalents	$2,915.1	$4,009.3	$266.0	$375.2
Cash equivalents deposited with unconsolidated subsidiaries	224.4	278.1
Cash and cash equivalents	3,139.5	4,287.4	266.0	375.2
Marketable securities			246.7	231.8
Receivables from unconsolidated subsidiaries and affiliates	1,469.5	178.8	.7	274.3
Trade accounts and notes receivable – net	781.5	646.1	2,765.8	2,279.1
Financing receivables – net	64.7	63.5	11,167.9	9,910.7
Other receivables	498.4	236.6	164.6	191.7
Equipment on operating leases – net	8.9	11.9	1,288.0	1,369.9
Inventories	1,999.1	1,366.1
Property and equipment –net	2,112.3	2,042.9	49.4	32.7
Investments in unconsolidated subsidiaries and affiliates	2,250.2	2,431.2	4.1	3.8
Goodwill	973.6	871.9		.2
Intangible assets – net	21.6	252.6	.1	.2
Prepaid pension costs	2,474.5	62.0	18.6	.6
Other assets	206.2	195.0	309.1	339.4
Deferred income taxes	656.7	1,590.8		3.2
Deferred charges	86.8	78.4	23.7	22.1
Total	$16,743.5	$14,315.2	$16,304.7	$15,034.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$311.9	$577.0	$3,145.6	$3,770.2
Payables to unconsolidated subsidiaries and affiliates	142.8	96.7	1,676.3	419.4
Accounts payable and accrued expenses	3,683.8	2,771.5	631.0	640.7
Health care claims and reserves			135.9	94.1
Accrued taxes	162.0	209.9	17.2	16.6
Deferred income taxes	35.9	11.5	155.3	137.2
Long-term borrowings	2,728.5	2,727.5	8,361.9	7,676.7
Retirement benefit accruals and other liabilities	3,285.8	3,919.0	33.9	40.8
Total liabilities	10,350.7	10,313.1	14,157.1	12,795.7
Stockholders’ equity	6,392.8	4,002.1	2,147.6	2,239.2
Total	$16,743.5	$14,315.2	$16,304.7	$15,034.9

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2004 and 2003

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2004	2003	2004	2003
Cash Flows from Operating Activities
Net income	$1,406.1	$643.1	$309.2	$329.7
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	9.3	17.9	42.1	88.9
Provision for depreciation and amortization	362.7	341.6	291.7	329.0
Undistributed earnings of unconsolidated subsidiaries and affiliates	156.2	(86.9)	(.5)	(.4)
Provision for deferred income taxes	374.4	19.8	10.6	13.3
Changes in assets and liabilities:
Receivables	(112.9)	338.6	35.6	(42.5)
Inventories	(293.6)	84.1
Accounts payable and accrued expenses	916.0	(162.0)	(9.0)	(29.6)
Other	(1,435.0)	7.1	(26.3)	5.9
Net cash provided by operating activities	1,383.2	1,203.3	653.4	694.3

Cash Flows from Investing Activities
Collections of receivables	37.0	11.5	24,015.1	19,396.3
Proceeds from sales of financing receivables			2,333.6	1,941.0
Proceeds from maturities and sales of marketable securities			66.7	76.4
Proceeds from sales of equipment on operating leases	.8	.1	443.6	514.4
Proceeds from sales of businesses	90.4	22.5	.2
Cost of receivables acquired	(17.3)	(4.2)	(27,864.3)	(22,011.5)
Purchases of marketable securities			(79.5)	(118.2)
Purchases of property and equipment	(345.9)	(303.4)	(18.0)	(6.2)
Cost of operating leases acquired		(2.8)	(571.1)	(470.9)
Acquisitions of businesses, net of cash acquired	(192.9)	(10.6)
Decrease (increase) in receivables with unconsolidated affiliates			274.3	(14.5)
Other	34.4	9.4	(37.2)	(39.3)
Net cash used for investing activities	(393.5)	(277.5)	(1,436.6)	(732.5)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(63.3)	(123.2)	(292.8)	250.1
Change in intercompany receivables/payables	(1,656.1)	50.5	1,264.3	(563.2)
Proceeds from long-term borrowings	10.9	9.1	2,178.7	3,303.8
Principal payments on long-term borrowings	(267.4)	(19.0)	(2,045.2)	(2,523.7)
Proceeds from issuance of common stock	250.8	174.5
Repurchases of common stock	(193.1)	(.4)
Dividends paid	(246.6)	(210.5)	(444.2)	(247.9)
Other	(.4)	(1.8)	2.7
Net cash provided by (used for) financing activities	(2,165.2)	(120.8)	663.5	219.1

Effect of Exchange Rate Changes on Cash	27.6	53.1	10.5	18.0

Net Increase (Decrease) in Cash and Cash Equivalents	(1,147.9)	858.1	(109.2)	198.9
Cash and Cash Equivalents at Beginning of Period	4,287.4	3,429.3	375.2	176.3
Cash and Cash Equivalents at End of Period	$3,139.5	$4,287.4	$266.0	$375.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.